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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Oxford Health Plans, Inc.

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-77529) and the related Prospectus of Oxford Health Plans, Inc. for the registration of 10,829,507 shares of its common stock, and to the incorporation by reference therein of our report dated February 10, 2000, except for the last paragraph of Notes 6 and 7 as to which the date is March 3, 2000, with respect to the consolidated financial statements and schedules of Oxford Health Plans, Inc. included in its Annual Report on Form 10-K, for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

                                           /s/ Ernst & Young LLP

New York, New York
January 8, 2000